Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Secunda International Limited on Form F-4 of our reports accompanying the financial statements and schedules of Secunda International Limited dated August 27, 2004, except for Note 20 and 22, as to which the date is December 6, 2004, and Secunda Marine Services Limited and Secunda Marine International Incorporated dated August 27, 2004, except for Note 22, as to which the date is December 6, 2004, contained in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Independent Accountants” in such Prospectus.

Halifax, Canada

February 3, 2005